EXHIBIT 99.1
                                  ------------

Tuesday January 2, 2:24 pm Eastern Time
Press Release

Golden Soil Closes Definitive Agreement with Merilus Technologies Inc.

LAS VEGAS--(BUSINESS WIRE)--Jan. 2, 2001-- Golden Soil, Inc. (the "Company ") (formerly OTCBB:GDSI) now (OTCBB:MERH - news) is pleased to announce that on December 29, 2000, it closed the definitive agreement with Merilus Technologies Inc. of Chilliwack, British Columbia, as announced October 26, 2000.

Highlights of the transaction are:

The Company has changed its name to "Merilus Inc." and acquired a new trading symbol, being OTCBB:MERH.

A strong new board of directors has been elected, being Messrs. Gerald Allen, Bruce Davies, John Paul DeJoria, Dana Epp, Aaron Fleck, Myron Gushlak, Gene Hoffman, Ross Mrazek and Kevin Traas. For more information on Merilus' board of directors please visit http://www.merilus.com/about/suit-directors.shtml

Management   Agreements  have  been  executed  for  all  key  executive  members reflecting the commitment and confidence of the executive team.

"This follows our strategic plan of taking our company public to fulfill our vision for Merilus" says Mr. Dana Epp, co-founder of Merilus Technologies Inc. and the company's president and CEO. "We are very excited about the coming year and pleased that we have set the stage to allow our corporate growth."

One final order is still required from the British Columbia Securities Commission in connection with the exchangeable shares issued to the original shareholders of Merilus Technologies Inc..

About Merilus

Merilus delivers intelligent products that simplify the process of digital security for organizations connecting to networks. FireCard is the first firewall on a PCI Card currently on the market deploying Merilus' Gateway Guardian line of software that provides firewall and virtual private networking as part of a network's digital security solution. Merilus products are easy to use and provide powerful protection from unwanted digital intrusion or data security risks for the SME markets requiring network connectivity. More information about Merilus security products can be found at www.merilus.com

         MERILUS, INC.
         Dana Epp, President and CEO

THE SEC AND NASD HAVE NOT REVIEWED AND DO NOT ACCEPT RESPONSIBILITY
FOR THE ADEQUACY OR ACCURACY OF THIS RELEASE. Forward-looking statements


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and comments in this press release are made  pursuant to safe harbor  provisions of the Securities Exchange Act of 1934. Certain statements which describe the Company's intentions, expectations or predictions, are forward-looking and are subject to important risks and uncertainties. The results or events predicted in these statements may differ materially from actual results or events. Factors which could cause results or events to differ from current expectations include, among other things: the impact of rapid technological and market change; general industry and market conditions and growth rates; international growth and global economic conditions, particularly in emerging markets and including interest rates and currency exchange rate fluctuations; and the impact of consolidations in the technology industry. These risks may further be discussed in periodic reports and registration statements to be filed by the Company from time to time with the Securities and Exchange Commission in the future.

Contact:

     Merilus  Inc.
     604/792-0100
     1-877-MERILUS
     Fax 604-792-0911
     www.merilus.com